Exhibit 99.3

CBIZ BOARD APPOINTS TWO NEW INDEPENDENT DIRECTORS

BOARD APPROVES CONTINUATION OF STOCK PURCHASE PLAN

Cleveland, Ohio (February 11, 2015)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced the appointment of two new independent directors to the Company’s Board of Directors, effective February 11, 2015. The appointments of Gina D. France, 56, and Sherrill W. Hudson, 71, bring the total number of CBIZ directors to nine, seven of whom are independent directors.

Ms. France currently serves as President and CEO of France Strategic Partners, LLC, a corporate strategy and transaction advisory firm. Prior to founding her own company, Ms. France served as a partner with Ernst & Young and held senior-level positions with both a large national consulting firm and a major Wall Street investment banking firm. Ms. France currently serves on the boards of FirstMerit Corporation and Cedar Fair, L.P. She has also served on several private company and various not-for-profit boards.

Ms. France graduated summa cum laude with an MBA in finance from the J.L. Kellogg Graduate School of Management at Northwestern University, where she was an Austin Scholar. She holds a Bachelor of Science in finance with highest distinction from Indiana University.

Mr. Hudson is the Chairman of the Board of TECO Energy, Inc. and has been a member of the board since 2003. He served as TECO’s executive chairman from August 2010 until December 2012 after having served as chairman and CEO since July 2004. Mr. Hudson joined TECO after retiring from Deloitte & Touche, LLP in August 2002, following 37 years of service in various positions. Mr. Hudson currently serves on the boards of Publix Super Markets, Lennar Corporation and United Insurance Holdings Corporation.

Mr. Hudson is a member of the Florida Institute of Certified Public Accountants and has held numerous positions with Florida-based charitable and philanthropic organizations. He graduated valedictorian and cum laude with a Bachelors of Science in accounting from Ashland University.

CBIZ Chairman and CEO, Steven L. Gerard stated, “We are very pleased to welcome Gina and Sherrill to the CBIZ’s Board of Directors. They each have extensive financial and operating expertise and both bring a wealth of public company knowledge and experience to CBIZ.”

In addition, on February 11, 2015, the CBIZ Board of Directors authorized the purchase of up to 5.0 million additional shares of its outstanding common stock to be obtained in open market, privately negotiated, or 10b5-1 trading plan purchases through March 31, 2016. This authorization has been renewed for the past eleven years and replaces the 5.0 million share authorization currently in place which expires on March 31, 2015.

As of December 31, 2014, CBIZ had approximately 51.5 million shares of diluted weighted average common stock outstanding. CBIZ continues to generate significant cash flow from operations. This cash flow will be deployed to fund the continued growth of operations, fund future acquisitions, and to repurchase shares of common stock as authorized by the Board of Directors.

The CBIZ Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.